Exhibit 8.1

October 16, 2006

CB Richard Ellis Realty Trust

515 South Flower Street, Suite 3100

Los Angeles, California 90071

Re:	REIT Status of CB Richard Ellis Realty Trust

Ladies and Gentlemen:

We have acted as counsel to CB Richard Ellis Realty Trust, a Maryland real estate investment trust (the “Trust”), in connection with a Registration Statement (File No. 333-127405) initially filed August 10, 2005 under the Securities Act of 1933, as amended, and amendments thereto (as amended, the “Registration Statement”), and the offering by the Company of up to $2,000,000,000 of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1.	the Amended and Restated Declaration of Trust dated July 1, 2004 and filed on July 2, 2004 with the Maryland State Department of Assessments and Taxation;

2.	the Bylaws of the Trust;

3.	the Certificate of Representations dated as of the date hereof, provided to us by the Trust, CBRE OP and CBRE Advisors, LLC (the “Certificate of Representations”);

4.	the Registration Statement;

5.	the Agreement of Limited Partnership of CBRE Operating Partnership, L.P.; and

6.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms and (vi) the Trust at all times will operate in accordance with the method of operation described in its organizational documents and the Registration Statement.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations, dated as of the date hereof, provided to us by the Trust and that each representation contained in such Certificate of Representations to the best of the Trust’s knowledge is accurate and complete without regard to such qualification as to the best of the Trust’s knowledge and (ii) no action will be taken following the date hereof that is inconsistent with the Trust’s qualification as a real estate investment trust (“REIT”) under the Code for any period prior or subsequent to the date hereof. In addition, for purposes of our opinions, we have relied, with your consent, on the Trust’s representation that the Trust exercised ordinary business care and prudence in attempting to satisfy the asset test requirements of the REIT provisions of the Code in connection with the Trust’s investment in a money market mutual fund (as discussed in the Registration Statement).

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(1) commencing with its taxable year ended December 31, 2004, the Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation, as described in the Registration Statement and in the Certificate of Representations, will continue to enable the Trust to meet the requirements for qualification and taxation as a REIT under the Code; and

(2) the portion of the discussion in the Registration Statement under the caption “Certain U.S. Federal Income Tax Consequences” that describes applicable United States federal income tax law is correct in all material respects as of the date hereof.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Moreover, the Trust’s qualification as a REIT under the Code depends upon the ability of the Trust to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Trust’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Trust’s operations for any single taxable year will satisfy the tests necessary for the Trust to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinions set forth in this letter are (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Trust solely for its benefit and may not be relied upon by any person or entity other than the Trust without our express permission.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and the reference to Clifford Chance US LLP under the caption “Certain U.S. Federal Income Tax Consequences.” In giving this consent, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Clifford Chance US LLP